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                                                                     EXHIBIT 4.3


                            SEAGATE TECHNOLOGY, INC.

                              AMENDED AND RESTATED

                               ARCHIVE CORPORATION

             STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN - 1981


     1.   PURPOSES OF THE PLAN.

          The purposes of this Stock Option and Restricted Stock Purchase Plan - 1981 (the "Plan") are (a) to insure the retention of the services of existing executive personnel, key employees and non-employee directors of Conner Peripherals, Inc. ("Conner"), a Delaware corporation and wholly-owned subsidiary of Seagate Technology, Inc. ("Seagate"), a Delaware corporation, or any Parent or Subsidiary (as defined below) of Seagate (Seagate and each Parent and Subsidiary of Seagate are collectively referred to herein as the "Company"); (b) to attract and retain competent new executive personnel and key employees; and
(c) to provide incentive to all such personnel, employees and nonemployee directors to devote their utmost effort and skill to the advancement and betterment of the Company, by permitting them to participate in the ownership of the Company and thereby in the success and increased value of the Company. Pursuant to that certain Agreement and Plan of Reorganization dated as of October 3, 1995 (the "Reorganization Agreement"), by and among Seagate, Conner and Athena Acquisition Corporation ("Athena"), a Delaware corporation and wholly-owned subsidiary of Seagate, Seagate assumed the obligations of Conner under the Plan (the "Assumed Plan"). This Plan hereby amends and restates the Assumed Plan to reflect such assumption by Seagate. For purposes of this Plan, the terms "Subsidiary" and "Parent" shall mean any present or future corporation which would be a "subsidiary corporation" or "parent corporation," respectively, as those terms are defined in Section 424 of the Internal Revenue Code of 1986, as amended.
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     2.   SHARES SUBJECT TO THE PLAN.

          The shares of stock subject to the options or rights to purchase restricted shares (hereinafter "rights of purchase") and other provisions of the Plan shall be shares of Seagate's authorized but unissued or reacquired common stock (herein sometimes referred to as the "Common Stock"). The total number of shares of the Common Stock of Seagate which may be issued under the Plan shall not exceed, in the aggregate, 826,540 shares or such lesser number of shares of Common Stock as are subject to Options under the Plan on the date the merger of Athena with and into Conner is consummated as contemplated by the Reorganization Agreement. The limitations established by the preceding sentence shall be subject to adjustment as provided in paragraph 7 below. In the event that any outstanding option or right of purchase granted under the Plan can no longer under any circumstances be exercised, or in the event that any shares purchased pursuant to the Plan are reacquired by the Company, for any reason, the shares of Common Stock allocable to the unexercised portion of such option or such right of purchase, or the shares reacquired, as the case may be, may again be subject to grant or issuance under the Plan.

     3.   ELIGIBILITY.

          Officers and other key employees of the Company or of any subsidiary corporation, or any member of the Board of Directors of the Company, whether or not he or she is employed by the company, will be eligible for selection to participate in the Plan. An individual who has been granted an option or right of purchase may, if otherwise eligible, be granted an additional option or options or rights of purchase if the Board or Committee shall so determine.

     4.   ADMINISTRATION OF THE PLAN.


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          (a)  This Plan shall be administered by the Non-employee Board of
Directors of the Company or by a committee (the "Committee") consisting of two
(2) or more persons, all of whom shall be non-employee directors of the Company, who shall be appointed by, and serve at the pleasure of, the Board of Directors. The Board of Directors or the Committee, as the case may be, may from time to time, in their respective discretions, determine which persons shall be granted options or rights of purchase under the Plan, the terms thereof, and the number of shares for which an option or options or a right or rights of purchase shall be granted.

          (b) Whomever is administering the Plan, either the Board of directors of the Company or the Committee, shall have full and final authority to determine persons to whom, and the time or times at which, options and rights of purchase shall be granted, the number of shares to be represented by each option and right of purchase and the consideration to be received by the Company upon the exercise thereof; to interpret the Plan; to amend and rescind rules and regulations relating to the Plan; to determine the form and content of the options to be issued and terms and conditions of rights of purchase to be offered under the Plan; to determine the identity or capacity of any persons who may be entitled to exercise a participant's rights under any option or right of purchase under the Plan; to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or right of purchase in the manner and to the extent the Board or Committee deems desirable to carry the Plan, option or right of purchase into effect; to accelerate the exercise date of any option or release and/or waive any repurchase rights of the Company contained in any right of purchase; and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination by the Board of Directors or by the Committee


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with respect to the application or administration of the Plan shall be final and binding on all participants and prospective participants.

     5.   OPTION PRICE AND PURCHASE PRICE OF SHARES

          The exercise price of the shares of Common Stock covered by each option granted and the purchase price of shares for which rights of purchase are offered under the Plan shall not be less than the fair market value of such shares on the date the option is granted or right of purchase is offered. Such fair market value shall, if the Common Stock is not listed or admitted to trading on a stock exchange, be the average of the closing bid price and asked price of the Common Stock in the over-the-counter market on the date the option is granted or right of purchase is offered, or, if the Common Stock is then listed or admitted to trading on any stock exchange, the closing sale price on such day on the principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no sale takes place on such day on such principal exchange, then the closing sale price of the Common Stock on such exchange on the next preceding day on which a sale occurred. During such times as there is not a market price available, the fair market value of Seagate's Common Stock shall be determined by the Board of Directors or the Committee, as the case may be, which shall consider, among other facts which it considers to be relevant, the book value of such stock and the earnings of Seagate. The exercise price, as the case may be, shall be subject to adjustment as provided in paragraph 7 below.

     6.   TERMS AND CONDITIONS OF OPTIONS AND RIGHTS OF PURCHASE.

          (a) TERMS AND CONDITIONS APPLICABLE TO OPTIONS. Each option granted pursuant to this Plan shall be evidenced by a written Option Agreement. The granting of an option shall take place only when this written Option Agreement shall have been duly executed and delivered by or on


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behalf of the Company to the optionee to whom such option shall be granted.
Neither anything contained in the Plan nor in any resolution adopted or to be adopted by the Board of Directors of the Company or the Committee shall constitute the granting of any option. The Option Agreement shall be in such form as the Board of Directors or the Committee shall, from time to time, recommend, but shall comply with and be subject to the following terms and conditions:

               (i) MEDIUM AND TIME OF PAYMENT. The option price shall be payable in United States dollars upon the exercise of the option and may be paid in cash, or by certified check, or by bank draft.

              (ii) NUMBER OF SHARES. The option shall state the total number of shares to which it pertains.

             (iii) TERM OF OPTION. Each option granted under the Plan shall expire within a period of not more than ten (10) years from the date the option is granted.

              (iv) DATE OF EXERCISE. The Board of Directors or the Committee may, in its discretion, provide that an option may be exercised immediately or that it may not be exercised in whole or in part for any specified period or periods of time. Except as may be so provided, any option may be exercised in whole at any time or in part from time to time during its term.

               (v) TERMINATION OF EMPLOYMENT EXCEPT DEATH. In the event that an optionee who is an employee of the Company shall cease to be employed by the Company or any of its subsidiaries for any reason other than his death, or, in the event that an optionee who is a director but not an employee of the Company shall cease to be a director of the Company for any reason other than his death,
(i) all options granted to any such optionee pursuant to this Plan which are not exercisable at the date of such cessation shall terminate immediately and become void and of no


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effect, and (ii) all options granted to any such optionee pursuant to this Plan which are exercisable at the date of such cessation may be exercised at any time within three (3) months of the date of such cessation , but in any event no later than the date of expiration of the option period, and if not so exercised within such time shall become void and of no effect at the end of such time.

              (vi) DEATH OF OPTIONEE. If the optionee shall die and shall not have fully exercised his options granted pursuant to the Plan, all of such options, whether or not otherwise exercisable, may be exercised at any time within one (1) year after the optionee's death but in any event no later than the date of expiration of the option period, by the executors or administrators of the optionee's estate or by any person or persons who shall have acquired the option directly from the optionee by bequest or inheritance.

          (b) TERMS AND CONDITIONS APPLICABLE TO RIGHTS OF PURCHASE UNDER THE PLAN. After the Board of Directors or the Committee, as the case may be, shall have determined to offer to a person eligible to participate (hereinafter "offeree") the right to purchase shares under the Plan, it shall cause to be delivered to the offeree a written notice thereof, together with a Stock Purchase Agreement which shall constitute the Company's offer of the right of purchase and shall contain the terms and conditions of purchase, including, without limitation, the number of shares which the offeree shall be entitled to purchase, the purchase price per share, any other terms, conditions or restrictions relating thereto, and the number of days or period the offeree shall have to accept such offer. Execution and delivery of the Stock Purchase Agreement by the offeree to the Company within said number of days or period shall constitute acceptance of the offer and said Stock Purchase Agreement shall, thereupon, become a binding obligation of the Company and the offeree. Each Stock Purchase Agreement shall be in such form as the Board of Directors or the Committee shall,


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from time to time, recommend, but shall comply with and be subject to the following terms and conditions:

               (i) METHOD OF PAYMENT. The purchase price of the shares shall be paid to the Company, in cash, or by check or bank draft, or by a promissory note, with or without interest, payable to the Company, or any combination thereof, as the Board or the Committee, as the case may be, shall in its discretion determine, and the terms, manner and timing of such payment and the form and content of any promissory note, shall be included or made a part of the Stock Purchase Agreement. If payment, in whole or in part, is made by a promissory note, the shares so purchased with such note shall be held in pledge with the Company to secure payment of the note. The pledge shall be in such form and shall contain such terms as the Board of Directors or the Committee may deem appropriate.

              (ii) NUMBER OF SHARES. The Stock Purchase Agreement shall state the total number of shares which the offeree shall be entitled to purchase and whether or not the offeree may purchase less than all of the shares offered.

             (iii) TERM OF OFFER. The Stock Purchase Agreement shall specify the number of days or other period the offeree shall have to accept the offer, not to exceed ninety (90) days from the date of such offer. If not accepted by the offeree within such number of days or other period, the offer shall automatically terminate upon expiration thereof, and the offer shall thereupon be null and void and without further effect, except that the Board or Directors or the Committee may extend such number of days or other period available for acceptance, not to exceed an additional ninety (90) days. Acceptance of the offer shall occur when the offeree has executed and redelivered to the Company at least two counterparts of the Stock Purchase Agreement in the form delivered to


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him by the Company and, to be effective, such acceptance must be without condition or reservation of any kind whatsoever.

              (iv) RESTRICTIONS. The Board of Directors or the Committee, as the case may be, may require that the offeree reconvey such shares, or a portion thereof, to the Company upon the occurrence of certain events and to restrict an offeree's right to convey, transfer, hypothecate or otherwise dispose of the shares which he has purchased under the Plan, on such terms and conditions and for such periods, as it, in its discretion, deems appropriate. Without limiting the generality of the foregoing, the Stock Purchase Agreement, in the discretion of the Board of Directors or Committee, may provide that, upon termination of the offeree's employment with the Company within a specified period of time or at any time and for any reason whatsoever, or upon the occurrence of any specified events ("events of resale"), the shares purchased under the Plan shall be resold to the Company at the purchase price paid therefor by the offeree either in cash or by cancellation of any indebtedness owed to the Company in respect of the purchase thereof. In addition, the Board of Directors or the Committee may require that the shares be held in escrow to secure the offeree's obligation to reconvey the shares to the Company upon an event of resale.

               (v) VOTING RIGHTS AND ESCROW OF DIVIDENDS. If payment for shares is made by a promissory note, all cash dividends paid with respect to the shares so purchased shall be held in escrow by the Company for the account of the purchaser without interest until such time as the shares are fully paid. Upon full payment of the promissory note, all of such escrowed dividends shall be paid to the purchaser without interest. In addition, if payment for shares is made by a promissory note, the purchaser shall execute and deliver to the Company an irrevocable proxy for the voting rights pertaining to the shares so purchased, which proxy shall not expire until the shares are fully paid.


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Nothing herein shall prevent the Company from releasing dividends or terminating the proxy with respect to portions of the shares which are fully paid upon periodic payments of the promissory note.

          (c) TERMS AND CONDITIONS APPLICABLE EQUALLY TO OPTIONS GRANTED AND TO RIGHTS OF PURCHASE OFFERED UNDER THE PLAN.

               (i) RIGHTS AS A STOCKHOLDER. An optionee or an offeree or a transferee of an option or right of purchase shall have no rights as a stockholder with respect to any shares of Common Stock covered by his option or right of purchase until the date of the issuance of a share certificate to him for such shares. No adjustment shall be made for dividends of distributions or other rights for which the record date is prior to the date such share certificate is issued.

              (ii) NONASSIGNABILITY OF RIGHTS. No option or right of purchase shall be assignable or transferable by the person receiving same except by will or the laws of descent and distribution. During the life of such person, the option or right of purchase shall be exercisable only by him.

             (iii) OTHER PROVISIONS. Any Option Agreement and any Stock Purchase Agreement may contain such other terms, provisions and conditions as may be determined by the Board of Directors or the Committee, as the case may be, and, without limiting the generality of the foregoing, the Board of Directors or the Committee, as the case may be, shall have discretion to offer to a person a choice between having options granted or having a right of purchase offered to him, or to grant both options and a right of purchase or to condition a grant of options upon a purchase of shares under a right of purchase under the Plan. Options granted or offers made to different persons, or to the same person at different times, may be subject to terms, conditions and restrictions which differ from each other.


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     7.   CHANGES IN CAPITAL STRUCTURE.

          In the event that the outstanding shares of Common Stock of Seagate are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Seagate by reason of merger, consolidation or reorganization in which Seagate is the surviving corporation or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%), or other change in the corporate structure of Seagate, appropriate adjustments shall be made by the Board of Directors in the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding options and rights of purchase in order to preserve, but not to increase, the benefits to persons then holding options and/or rights of purchase.

          In the event that Seagate at any time proposes to merge into, consolidate with or to enter into any other reorganization (including the sale of substantially all of its assets) in which Seagate is not the surviving corporation, the Plan and all unexercised options and rights of purchase granted hereunder shall terminate, unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options and rights of purchase theretofore granted, or the substitution for such options and rights of purchase of new options and rights of purchase covering the shares of a successor corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and the options and rights of purchase theretofore granted or the new options and rights of purchase substituted therefor, shall continue in the manner and under the terms so provided If such provision is not made in such transaction for the continuance of the Plan and the assumption of options and rights of purchase theretofore granted or the substitution for such options and rights of purchase of new options and rights of purchase


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covering the shares of a successor corporation, then the Board of Directors or the Committee shall cause written notice of the proposed transaction to be given to the persons holding such options and rights of purchase not less than 30 days prior to the anticipated effective date of the proposed transaction, and all options and rights of purchase shall be accelerated and, prior to the anticipated effective date of the proposed transaction, such person shall have the right to exercise options and accept rights of purchase in respect of any or all shares then subject thereto.

     8.   AMENDMENT AND TERMINATION OF THE PLAN.

          The Board of Directors of the Company may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any person under any option or right of purchase theretofore granted to him without his consent. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Board of Directors of the Company may alter or amend the Plan to comply with requirements under the Internal Revenue Code relating to restricted stock options, incentive options, qualified or other options which give the optionee more favorable tax treatment than that applicable to options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, to the extent permitted by applicable law, any outstanding option granted hereunder shall be subject to the more favorable tax treatment afforded to an optionee pursuant to such terms and conditions as the Board of Directors or Committee may determine.

          Unless the Plan shall theretofore have been terminated, the Plan shall be effective on May 15, 1981, and shall terminate on May 15, 1996.


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     9.   APPLICATION OF FUNDS.

          The proceeds received by the Company from the sale of Common Stock pursuant to options and rights of purchase, except as otherwise provided herein, will be used for general corporate purposes.

     10.  NO OBLIGATION TO EXERCISE OPTION OR RIGHT OF PURCHASE.

          The granting of an option or the offer of a right of purchase shall impose no obligation upon the optionee to exercise such an option or the offeree to accept such right of purchase.

     11.  CONTINUANCE OF EMPLOYMENT.

          The Plan or the granting of any option or right of purchase thereunder shall not impose any obligation on the Company to continue the employment of any optionee or offeree.

     12.  OTHER OBLIGATIONS ON EMPLOYEES.

          The Board of Directors or the Committee may require as a condition to receipt of any option or exercise of any option or purchase rights under the Plan that the optionee or offeree or employee, as the case may be, enter into agreements regarding employment and instructions upon shares consistent with conditions and obligations imposed upon employees and purchasers of common stock of the Company under stock purchase agreements entered into among the Company and outside investors, including agreements so provided under Preferred Stock Purchase Agreements dated April 22, 1981 and May 5, 1980.